Exhibit 99.1

PRESS RELEASE
Contact:
Kelly Loeffler, VP, Investor and Public Relations	Guy Taylor
IntercontinentalExchange	New York Board of Trade
770-857-4726	(212) 748-4103
kelly.loeffler@theice.com	gtaylor@nybot.com

Ellen G. Resnick, Crystal Clear Communications 773-929-9292 (o); 312-399-9295 (c) eresnick@crystalclearPR.com
IntercontinentalExchange Proposed Acquisition Overwhelmingly Approved
in Vote by New York Board of Trade Members
ATLANTA and NEW YORK (December 11, 2006) —IntercontinentalExchange (NYSE: ICE), the leading electronic energy marketplace, and the New York Board of Trade® (NYBOT®), the leading soft commodity exchange, today announced that NYBOT members overwhelmingly approved the proposed merger transaction in a special member meeting held today.
The transaction required that NYBOT members vote to approve and adopt the Agreement and Plan of Merger by a two-thirds majority of the votes cast at the special meeting. Of the votes cast, 93% voted in favor of the transaction. Corporate Election Services served as the Inspector of Election and certified the voting results.
“We are one very important step closer to consummating this historic merger,” said ICE Chairman and Chief Executive Officer Jeffrey C. Sprecher. “We believe this is the strongest indication that the NYBOT membership shares our vision and drive to create the premier global commodity marketplace. Together, we will continue with our commitment to bringing innovation, breadth of product, superior trading and clearing technology and true efficiencies in this dynamic environment. Importantly, we believe the acquisition will provide significant value for our customers and shareholders.”
“Today’s vote is a major event in the history of our exchange, as our members choose to embrace the future,” said Frederick W. Schoenhut, Chairman of the NYBOT. “IntercontinentalExchange is the perfect partner for NYBOT, as we both complement each others’ strengths and long-term strategic goals. Together we will offer customers around the globe the ability to trade a broad array of energy, agriculture, and financial derivative and OTC products. We believe our members and our customers will benefit from this merger.”
“It is vital to the future of NYBOT that we partner with a dynamic global exchange, and today we are close to seeing this vision become a reality,” said C. Harry Falk, NYBOT President and CEO. “We believe this transaction makes both exchanges more competitive and better equipped to compete globally. The ICE electronic marketplace is an excellent complement to the vibrancy and liquidity of our trading floor, and it will allow us to continue our record growth by offering our products on this dynamic platform.”
NYBOT and ICE are working toward the launch of electronic trading of NYBOT’s products. NYBOT recently entered into a licensing agreement for the ICE trading platform to offer electronic trading of NYBOT products, for the first time in NYBOT’s history. ICE maintains and develops its technology, which has been tailored to serve the global commodity markets. Today, thousands of commodity market participants in 44 jurisdictions rely on ICE’s liquid and Internet-accessible trading platform to trade contracts on crude oil and refined products, natural gas and power.
The transaction consideration will comprise approximately 10.297 million shares of ICE common stock and $400 million in cash. Upon closing, NYBOT will become a wholly-owned subsidiary of ICE and will be a for-profit corporation. The companies announced the merger agreement on September 14, 2006, and the transaction is expected to close in early 2007.
Important Acquisition Information
In connection with the proposed merger, ICE has filed a Registration Statement on Form S-4 with the Securities and Exchange Commission (SEC) containing a prospectus/proxy statement regarding the proposed transaction. The SEC declared the Registration Statement on Form S-4 effective on November 17, 2006. INVESTORS ARE URGED TO READ THE PROSPECTUS/PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION REGARDING THE PROPOSED MERGER.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.
About IntercontinentalExchange
IntercontinentalExchange® (NYSE: ICE) operates the leading global, electronic marketplace for trading both futures and OTC energy contracts. ICE offers a range of contracts based on crude oil and refined products, natural gas, power and emissions. ICE conducts its futures markets through its regulated London-based subsidiary, ICE Futures, Europe’s leading energy exchange. ICE Futures offers liquid markets in the world’s leading oil benchmarks: Brent Crude futures and West Texas Intermediate (WTI) Crude futures, as well as the leading heating oil futures contract by traded volume. ICE introduced the concept of cleared OTC energy contracts and today offers the most liquid and transparent electronic OTC market in North America. ICE also offers a range of risk management and trading support services, including customized energy market data offerings through its ICE Data business unit and electronic trade confirmations. ICE was added to the Russell 1000® Index on June 30, 2006. Headquartered in Atlanta, ICE also has offices in Calgary, Chicago, Houston, London, New York and Singapore, with regional telecommunications hubs in Chicago, New York, London and Singapore. For more information, please visit www.theice.com.
About NYBOT
The New York Board of Trade (NYBOT) is New York’s original futures exchange, where the world trades food, fiber and financial products. For well over a century, the New York Board of Trade has provided reliability, integrity and security in a global marketplace for cocoa, coffee, cotton, ethanol, orange juice, wood pulp and sugar, as well as currency and index futures and options. Information about the New York Board of Trade can be found at www.nybot.com and www.nybotlive.com. To learn more about New York Board of Trade Futures & Options for Kids, the Exchange’s non-profit group, please go to www.futuresandoptionsforkids.org.
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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 - Statements in this press release regarding IntercontinentalExchange’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the Company’s Securities and Exchange Commission filings, including, but not limited to, the risk factors in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 and the Company’s Registration Statement on Form S-4 (File No. 333-138312), as filed with the Securities and Exchange Commission on November 16, 2006.

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